                                                                                                                Exhibit 7.8

EXHIBIT 7.8
MATTERS TO BE COVERED IN THE
OPINION OF COUNSEL TO METAPHOR

1.	Metaphor is a corporation duly formed, validly existing and in good standing under the law of the State of Nevada.

2.	Metaphor has all requisite corporate power to execute and deliver, and in to incur and perform its obligations under, the Agreement.

3.
The execution and delivery by Metaphor of, and the incurrence and performance by Metaphor of its obligations under, the Agreement have been duly authorized by all necessary corporate action on the part of Metaphor.

4.	The Agreement has been duly executed and delivered by Metaphor.

5.
The Agreement constitutes the legal, valid and binding obligation of Metaphor, enforceable against Metaphor in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and (ii) the application of general principles of equity.

6.
The execution and delivery by Metaphor of, the incurrence and performance by Metaphor of its obligations under, and the consummation by Metaphor of the other transaction contemplated by, the Agreement do not: (i) violate Metaphor’s Organizational Documents, (ii) violate any applicable law, rule or regulation of the United States of American or the State of Nevada, (iii) violate any order, writ, injunction or decree of any court or governmental or regulatory authority or agency applicable to Metaphor of which we have knowledge (after due inquiry), or (iv) result in a breach of, constitute a default under, require any consent (other than such consents as have been obtained and are in full force and effect) under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which we have knowledge (after due inquiry) to which Metaphor is a party or by which it is bound or to which it is subject.

7.	We have no knowledge of any litigation or other proceeding pending or threatened against Metaphor which directly affect’s Metaphor’s ability to perform its obligations under the Agreement.